Exhibit 99.1
                                         (Furnished but not filed under Item 12)

                         [LETTERHEAD OF OSTEOTECH INC.]

FOR IMMEDIATE RELEASE                               Contact: Michael J. Jeffries
                                                    (732) 542-2800
April 29, 2003
                                                    NASDAQ Symbol: OSTE

            OSTEOTECH REPORTS FIRST QUARTER REVENUES OF $22.5 MILLION
                     AND DILUTED EARNINGS PER SHARE OF $.07

Osteotech, Inc. announced today that first quarter 2003 revenues increased 2% to $22,479,000 as compared to first quarter 2002 revenues of $22,085,000 and increased 21% over fourth quarter 2002 revenues of $18,589,000. Net income in the first quarter improved to $1,169,000 or $.07 diluted net income per share as compared to net income of $386,000 or $.03 diluted net income per share in the first quarter 2002 and as compared to a net loss of $3,057,000 or $.18 diluted net loss per share in the fourth quarter 2002. The improvement in first quarter 2003 net income when compared to the same period of 2002, mostly results from a $1,810,000 decline in operating expenses, primarily from a $1,525,000 decline in legal fees.

Domestic revenues in the first quarter were $20,691,000 as compared to first quarter 2002 revenues of $20,887,000 and fourth quarter 2002 revenues of $17,364,000. International revenues, consisting of revenues generated from human allograft tissue and bovine tissue products, increased to $1,788,000 in the first quarter 2003 from $1,198,000 in the first quarter 2002 and from $1,225,000 in the fourth quarter 2002.

Richard W. Bauer, Osteotech's President and Chief Executive Officer stated, "Coming out of fourth quarter 2002, our goal was to restore inventories and lost sales momentum resulting from the temporary suspension of Base Tissue Segment processing operations in the fourth quarter 2002. As our guidance indicated for the first quarter 2003, we expected revenues to be flat or to decline from the previous year's first quarter. Therefore, we are encouraged that we were able to achieve a modest 2%

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revenue gain over the previous year's first quarter as well as a 21% revenue gain over fourth quarter 2002. As we look ahead, the Company will continue to execute against its three primary growth strategies, the first of which is to build our domestic spinal business by having the necessary depth and breadth of products in our Grafton(R) DBM, Graftech(TM) Bio-implant and metal spinal implant lines. We anticipate that the introduction of the SpineVision metal implant systems will help in this effort. The second domestic strategy, which is to reestablish our grafting material technology in the hospital non-spinal orthopaedic markets, will start to gain traction in the second quarter as DePuy Orthopaedics begins to market the private label carrier product from tissue supplied by LifeNet and processed by Osteotech. And, our third strategy, which is to build our human allograft tissue business globally, through our subsidiary OST Developpement, which grew 49% in the first quarter, is also becoming a reality as evidenced by human allograft tissue revenue growth of 93% in first quarter 2003 as compared to last year's first quarter."

Mr. Bauer continued, "Although we exceeded the first quarter 2003 guidance ranges for revenue and earnings per share we are not, at this time, revising our previously announced guidance for the full year of revenues in the range of $93 million to $97 million and diluted net income per share in the range of $.46 to $.50. This is based on the challenges we face as we continue to rebuild our momentum with Grafton(R) DBM and Graftech(TM) Bio-implants and the uncertainty, due to the lack of any historical performance, in predicting the success we will have as we begin to market the SpineVision products and as DePuy begins to market the private label carrier products."

First quarter 2003 Grafton(R) Demineralized Bone Matrix (DBM) Segment, or "Grafton(R) DBM Segment" revenues were $11,369,000 which represents a 6% decline from first quarter 2002 revenues of $12,151,000 and a 10% increase over fourth quarter 2002 revenues of $10,368,000. Grafton(R) DBM revenues were constrained in the first quarter 2003 by a combination of continuing strong competition and the need to regain sales force momentum as a result of the fourth quarter 2002 temporary suspension of Base Tissue Segment processing operations. Although we expect the Segment's revenue to continue to be under competitive pressure in the United States in 2003, we also anticipate that we will achieve greater market penetration in Europe in 2003 and that the Segment will begin to benefit from the processing of the private label carrier product for LifeNet, which is to be marketed by DePuy starting in the second quarter 2003.

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Grafton(R) DBM Segment operating income improved to $3,265,000 in the first quarter from $1,665,000 in the first quarter 2002 and from $1,673,000 in the fourth quarter 2002. This improvement in operating income is primarily associated with a three percentage point improvement in gross profit margin as a result of greater absorption of fixed overhead and a significant decline in operating expenses mostly as a result of an $833,000 decline in legal fees.

Base Allograft Tissue Segment, or "Base Tissue Segment" revenues improved to $9,953,000 in the first quarter 2003 from $8,435,000 in the first quarter 2002 and from $6,795,000 in the fourth quarter 2002. The improvement in revenue as compared to the first quarter 2002 resulted from a 27% increase in revenues from processing of donor tissue for our clients and a 10% increase in bio-implant revenues. First quarter 2002 revenues from bio-implants included revenue from the bio-d(R) Threaded Cortical Bone Dowel, which was removed from the market in January, 2003 pursuant to our settlement of patent litigation with Medtronic, Inc. Excluding the bio-d(R) Bone Dowel revenues, first quarter 2003 bio-implant revenues would have increased 24% compared to first quarter 2002. Additionally, bio-implant revenues in the first quarter 2003 were constrained by the necessity to rebuild inventories as a result of the temporary suspension of Base Tissue Segment processing operations in the fourth quarter 2002 and by the necessity to rebuild sales force momentum.

Base Tissue Segment operating income improved to $158,000 in the first quarter 2003 as compared to $77,000 in the first quarter 2002 and an operating loss of $3,538,000 in the fourth quarter 2002. The improved operating income primarily results from increased revenues and a $662,000 decline in legal fees.

Other revenues, consisting mainly of spinal metal implant products and bovine tissue products, declined to $1,157,000 in the first quarter 2003 from $1,499,000 in the first quarter 2002 primarily because of the previously disclosed suspension of sales of the Affirm(TM) Cervical Plate System, which accounted for $308,000 of first quarter 2002 revenues. We incurred an operating loss on these revenues, mostly from metal spinal implant systems, in the first quarter 2003 of $1,073,000 as compared to an operating loss of $809,000 in the first quarter 2002. The increased operating loss results from the decline in revenues and an increase in selling expenses primarily associated with an increase in marketing activity in preparation for the introduction of the new SpineVision metal spinal implant systems.

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Mr. Bauer will host a conference call on April 29, 2003 at 10:00 AM Eastern to discuss first quarter results. You are invited to listen to the conference call by dialing (706) 679-7077. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available from 12:30 PM Eastern, April 29, 2003, through Midnight, May 6, 2003, by dialing (706) 645-9291 and indicating access code 9881304.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2002) filed with the Securities and Exchange Commission.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information please go to Osteotech's website at www.osteotech.com

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                        OSTEOTECH, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
                 (dollars in thousands, except per share data)

                                                            Three Months
                                                           Ended March 31,
                                                   ----------------------------
                                                       2003            2002
-------------------------------------------------------------------------------
Net revenues:
  Service                                          $     21,322    $     20,586
  Product                                                 1,157           1,499
                                                   ------------    ------------
                                                         22,479          22,085

Cost of services                                          8,746           8,139
Cost of products                                          1,061             881
                                                   ------------    ------------
                                                          9,807           9,020
                                                   ------------    ------------

Gross profit                                             12,672          13,065

Marketing, selling, general and administrative            9,332          11,229
Research and development                                    990             903
                                                   ------------    ------------
                                                         10,322          12,132

Operating income                                          2,350             933
Interest expense, net                                      (295)           (258)
                                                   ------------    ------------

Income from continuing operations
   before income taxes                                    2,055             675
Income tax provision                                        886             296
                                                   ------------    ------------

Income from continuing operations                         1,169             379
Income from discontinued operations                                           7
-------------------------------------------------------------------------------
Net income                                         $      1,169    $        386
===============================================================================
Earnings per share:
     Basic:
        Income from continuing operations          $        .07    $        .03
        Discontinued operations
                                                   ------------    ------------
        Net income                                 $        .07    $        .03
                                                   ============    ============
     Diluted:
        Income from continuing operations          $        .07    $        .03
        Discontinued operations
                                                   ------------    ------------
        Net income                                 $        .07    $        .03
                                                   ============    ============
Shares used in computing earnings per share:
     Basic                                           17,002,455      14,099,267
     Diluted                                         17,279,283      14,447,407

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